Exhibit 10.34

Second Amended and Restated Non-Employee Director Compensation Policy

The purpose of this Second Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of TPI Composites, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”).  In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	CASH RETAINERS
(a)	Annual Retainer for Board Membership: $75,000 for general availability and participation in in-person and telephonic meetings of our Board of Directors (the “Board”).
(b)	Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chairperson:	$12,500

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Technology Committee Chairperson:	$10,000

Technology Committee member:	$5,000

(c)	Additional Annual Retainers for Chairperson of the Board: $125,000 to acknowledge the additional responsibilities and time commitment of the Chairperson role.
(d)	Additional Annual Retainers for Lead Director the Board (if not Chairperson): $25,000 to acknowledge the additional responsibilities and time commitment of the Lead Director (if not Chairperson) role.
II.	EQUITY RETAINERS

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)Value.  For purposes of this Policy, “Value” means with respect to (i) any award of stock options the grant date fair value of the option (i.e., Black-Scholes value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Accounting Standards Codification 718

“Compensation-Stock Compensation” (“ASC 718”) and (ii) any award of restricted stock or restricted stock units the product of (A) the fair market value of one share of the Company’s common stock on the grant date, and (B) the aggregate number of shares pursuant to such award.

(b)Revisions.  The Compensation Committee in its discretion may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee determines to make any such change or revision.

(c)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s Amended and Restated 2015 Stock Option and Incentive Plan, as amended from time to time (the “2015 Plan”)), the equity awards granted to Outside Directors pursuant to this Policy shall become 100% vested and/or exercisable.

(d)Initial Grant. Upon initial election to the Board, each new Outside Director will receive an initial, one-time stock option grant of common stock of the Company (the “Initial Grant”), with a Value of $60,000, an exercise price equal to the closing price of the Company’s common stock on the date of the grant, and a term of ten years, that vests annually (25% per year) over four years; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.  This Initial Grant applies to Outside Directors who are first elected to the Board subsequent to the Company’s initial public offering.

(e)Annual Grant. On the date of the Company’s Annual Meeting of Stockholders,  each Outside Director who will continue as a member of the Board following such Annual Meeting of Stockholders will receive a grant of restricted stock units on the date of such Annual Meeting of Stockholders (the “Annual Grant”) with a Value of $115,000, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.  If a new Outside Director joins our Board on a date other than the date of the Company’s Annual Meeting of Stockholders, then such Outside Director will be granted a pro-rata portion of the Annual Grant based on the time between such Outside Director’s appointment and the next Annual Meeting of Stockholders, on the first eligible grant date following such Outside Director’s appointment to our Board.

III.	EXPENSES

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any committee thereof.

IV.	MAXIMUM ANNUAL COMPENSATION

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed $750,000 (or such other limit as may be set forth in Section 3(b) of the 2015 Plan or any similar provision of a successor plan).  For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with

ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

V.	EFFECTIVE DATE

The Amended and Restated Non-Employee Director Compensation Policy shall become effective as of May 21, 2020.

APPROVED:  March 11, 2020